Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of 7,731,776 shares of its common stock and to the incorporation by reference therein of our reports dated March 19, 2013, with respect to the consolidated financial statements of Star Bulk Carriers Corp. and the effectiveness of internal control over financial reporting of Star Bulk Carriers Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
September 13, 2013